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EXHIBIT 99.1


[ATS MEDICAL LOGO]
                                            Contact: Michael Dale, President/CEO
                                            Jack Judd, Chief Financial Officer
                                            763/553-7736


                                            EVC Group, Inc.
                                            Doug Sherk, Jennifer Beugelmans
                                            415/896-6820


FOR IMMEDIATE RELEASE

           ATS MEDICAL REPORTS STRONG SECOND QUARTER FINANCIAL RESULTS
         US Sales Grow 32% Year-Over-Year, International Sales Grow 19%
          Business Development Effort Increases Revenue Diversification

MINNEAPOLIS, July 27 -- ATS Medical, Inc. (Nasdaq: ATSI), developer, manufacturer and marketer of state-of-the-art cardiac surgery products and services, today reported that sales for the second quarter of 2005 increased 23.3% to $9.3 million, compared with sales of $7.5 million for the second quarter of 2004. Mechanical heart valve sales represented 94% of total revenue while other products and services represented 6% of total revenue. There was no meaningful impact on revenue from foreign currency exchange. The net loss for the second quarter of 2005 was $3.1 million, or $0.10 per share, compared with a net loss of $3.4 million, or $0.12 per share, in the second quarter of 2004.
For the first six months of 2005, sales increased 14.9% to $16.4 million, compared with sales of $14.2 million for the first six months of 2004. The net loss for the first half of 2005 was $7.1 million, or $0.23 per share, compared with $6.7 million or $0.25 per share for the same period a year ago.

"During the quarter, we continued to make considerable progress on our strategy to become a diversified provider of state of the art products and services for the cardiovascular surgeon," said Michael Dale, Chairman, President and CEO. "As expected, we regained sales momentum in our international markets, and continued our momentum in the US. Additionally, we entered into two new strategic agreements that further diversify the product portfolio we offer the cardiovascular surgeon while increasing our product pipeline and leveraging our sales and marketing infrastructure.

"In addition, we continue to make operational progress. Our inventories have declined more than $5.0 million since June 2004. Manufacturing efficiencies and product diversification have resulted in a gross margin of 41.2%, a meaningful increase from the 28.1% gross margin we


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recorded in the second quarter of 2004. Overall inventories will continue to decline during the remainder of 2005. Operating costs and most importantly, selling and marketing costs, have remained flat over the past three quarters.

"Looking ahead, our momentum with the ATS Open Pivot(R) mechanical heart valve, our strong start with CryoCath, and the implementation of our recent agreement with Regeneration Technologies' Cardiovascular division makes us confident about our outlook for the remainder of 2005. We continue to believe we will generate total sales growth for the full year of between 20% and 25% compared with 2004, which implies a net sales range of $33 million to $35 million. In addition, revenue diversification should also increase as the second half of the year progresses. We also continue to expect that we will consume our remaining high cost pyrolytic carbon inventory early in 2006. Our strategy to self-manufacture 100% of our future product component requirements remains on schedule, and our cash balances to support this effort, as well as other business operations, remains sufficient to see us through to profitability. We continue to expect to achieve our profitability milestone during 2006," concluded Mr. Dale.

CONFERENCE CALL TODAY
---------------------

ATS management will host a conference call and web cast today, July 27, 2005 at 4:30 p.m. ET to discuss its second quarter financial results, outlook for the remainder of 2005 and current corporate developments. The dial in number for the conference call is 800-240-4186 for domestic participants and 303-262-2139 for international participants.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through Midnight ET on Wednesday, August 3, 2005 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11034924#. A live webcast of the call can be accessed at www.atsmedical.com by clicking on the Investors icon. The webcast will be available on the company's website until August 3, 2005.

ABOUT ATS MEDICAL
-----------------

ATS Medical manufactures and markets products and services focused on cardiac surgery. It is headquartered in Minneapolis and is global in scope with sales in more than 61 countries. More than 100,000 ATS Open Pivot heart valves, which utilize a unique pivot design resulting in exceptional clinical performance and a lower risk profile, have been implanted in patients worldwide. The ATS Medical web site is www.atsmedical.com.

SAFE HARBOR
-----------

This Press Release contains forward-looking statements that may include statements regarding intent, belief or current expectations of the Company and its management. Actual results could differ materially from those projected in the forward looking statements as a result of a number of important factors, including regulatory actions, competition, pricing pressures, supplier actions and management of growth. For a discussion of these and other risks and uncertainties that could affect the Company's activities and results, please refer to the Company's filings with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended March 31, 2005.
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                                ATS MEDICAL, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                         Three months ended            Six months ended
                                                            June 30,                       June 30,
                                                    ----------- -- -----------    ------------ -- -----------
                                                        2005           2004           2005            2004
                                                    -----------    -----------    ------------    -----------
Net sales                                               $9,307         $7,548         $16,370        $14,242
Cost of goods sold                                       5,474          5,428           9,775         10,194
                                                    -----------    -----------    ------------    -----------
Gross profit                                             3,833          2,120           6,595          4,048

Operating expenses:
      Sales and marketing                                4,711          3,950           9,442          7,616
      Research and development                             407            186             709            373
      General and administrative                         1,826          1,367           3,515          2,748
                                                    -----------    -----------    ------------    -----------
           Total operating expenses                      6,944          5,503          13,666         10,737
                                                    -----------    -----------    ------------    -----------
Operating loss                                          (3,111)        (3,383)         (7,071)        (6,689)
                                                    -----------    -----------    ------------    -----------

Interest (expense) income                                  (22)            15             (21)            16
                                                    -----------    -----------    ------------    -----------

Net loss                                               ($3,133)       ($3,368)        ($7,092)       ($6,673)
                                                    ===========    ===========    ============    ===========

Net  loss per share:
Basic and diluted                                       ($0.10)        ($0.12)         ($0.23)        ($0.25)

Weighted average number of shares outstanding:
Basic and diluted                                       30,993         27,159          30,952         26,978



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                                ATS MEDICAL, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                              June 30,           December 31,
                                                                2005                 2004
                                                           ----------------    -----------------
ASSETS
Cash and short-term investments                                    $6,001              $15,994
Accounts receivable                                                 9,011                7,893
Inventories                                                        25,041               24,303
Prepaid expenses                                                      819                1,053
                                                           ----------------    -----------------
Total current assets                                               40,872               49,243

Property and equipment, net                                         7,961                7,650
Other inventories                                                      --                3,000
Intangible assets                                                  20,260               18,720
Other assets                                                          439                  438
                                                           ----------------    -----------------
TOTAL ASSETS                                                      $69,532              $79,051
                                                           ================    =================


LIABILITIES & SHAREHOLDERS' EQUITY
Accounts payable                                                   $2,071               $4,049
Accrued compensation                                                1,721                1,797
Other accrued liabilities                                           1,051                1,174
Current maturities of long-term debt                                  833                  764
                                                           ----------------    -----------------
Total current liabilities                                           5,676                7,784

Long-term liabilities                                               1,319                1,826

Shareholders' equity                                               62,537               69,441
                                                           ----------------    -----------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                          $69,532              $79,051
                                                           ================    =================



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                                ATS MEDICAL, INC.
                 CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)


                                                           Six months ended June 30,
                                                           -------------------------
                                                               2005          2004
                                                            ---------      ---------
OPERATING ACTIVITIES
Net loss                                                    ($ 7,092)      ($ 6,673)
Adjustments to reconcile net loss to net cash
    used in operating activities:
    Depreciation                                                 750            532
    Compensation expense on stock options                         61             34
    Loss on disposal of equipment                                 17              2
    Non-cash interest expense                                     15             --
    Changes in operating assets and liabilities                 (891)         6,994
                                                            --------       --------
Net cash provided by (used in) operating activities           (7,140)
                                                                                889

INVESTING ACTIVITIES
Maturities of short-term investments, net of purchases         4,857          1,753
Payments for technology licenses                              (1,555)          (188)
Net purchases of furniture, machinery and equipment           (1,078)          (449)
                                                            --------       --------
Net cash provided by investing activities                      2,224          1,116

FINANCING ACTIVITIES
Net proceeds from sale of common stock                           280         12,757
Repayments on note payable                                      (347)            --
                                                            --------       --------
Net cash provided by (used in) financing activities              (67)        12,757

Other items                                                     (153)             8
                                                            --------       --------

Increase (decrease) in cash and cash equivalents            ($ 5,136)      $ 14,770
                                                            ========       ========